EXHIBIT 10.4

HOWMET AEROSPACE INC.
2013 HOWMET AEROSPACE STOCK INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
Grant Date: [INSERT DATE]

The terms and conditions of this Global Restricted Share Unit Award Agreement, including Appendices A and B attached hereto, (the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The Restricted Share Unit award is granted to the Participant under the 2013 Howmet Aerospace Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”). Terms that are defined in the Plan have the same meanings in the Award Agreement.
NOTE: To avoid cancellation of the Restricted Share Unit award, the Participant must affirmatively accept the Award and the terms of this Award Agreement within 6 months of the grant date, as set forth in paragraph 30 of the Award Agreement.
General Terms and Conditions
1. The Restricted Share Units are subject to the provisions of the Plan and the provisions of the Award Agreement. If the Plan and the Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Agreement by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue the number of Shares indicated in the Participant’s account at Merrill Lynch’s OnLine website www.benefits.ml.com, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be accrued and paid on Restricted Share Units upon vesting in accordance with paragraphs 2 and 4 below.
Vesting and Payment
2. A Restricted Share Unit vests on the third anniversary date of the grant date and will be paid to the Participant in Shares on the vesting date or within 90 days thereafter.
3. Except as provided in paragraph 4, if a Participant’s employment with the Company (including its Subsidiaries) is terminated before the Restricted Share Unit vests, the Award is forfeited and is automatically canceled.
4. The following are exceptions to the vesting rules:

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Death or Disability: a Restricted Share Unit held by a Participant, who dies while an Employee or who is permanently and totally disabled while an Employee, is not forfeited but vests and is paid on the original stated vesting date set forth in paragraph 2.

A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

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Change in Control: a Restricted Share Unit vests if a Replacement Award is not provided following certain Change in Control events, as described in the Plan. If the Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), the vested Restricted Share Unit will be paid to the Participant within 30 days following the Change in Control. If the Change in Control does not so qualify, the vested Restricted Share Unit will be paid to the Participant on the original stated vesting date set forth in paragraph 2.

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Termination Following Change in Control: as further described in the Plan, if a Replacement Award is provided following a Change in Control, but within 24 months of such Change in Control the Participant’s employment is terminated without Cause (as defined in the Howmet Aerospace Inc. Change in Control Severance Plan) or by the Participant for Good Reason (as defined in the Howmet Aerospace Inc. Change in Control Severance Plan) the Replacement Award will vest and will be paid to the Participant on the original stated vested date set forth in paragraph 2.

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Retirement: a Restricted Share Unit is not forfeited if it is held by a Participant who retires at least 6 months after the grant date under a Company or Subsidiary plan (or if there is no Company or Subsidiary plan, a government retirement plan) in which the Participant is eligible for an immediate payment of a retirement benefit. In such event, the Restricted Share Unit vests and is paid in accordance with the original vesting schedule of the grant set forth in paragraph 2. Immediate commencement of a deferred vested pension benefit under a Company or Subsidiary retirement plan is not considered a retirement for these purposes.

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Divestiture: if a Restricted Share Unit is held by a Participant who is to be terminated from employment with the Company or a Subsidiary as a result of a divestiture of a business or a portion of a business of the Company and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company or a Subsidiary within 90 days of the closing of the sale, then, at the discretion of the Chief Executive Officer of the Company, the Restricted Share Unit will not be forfeited and will vest and be paid in accordance with the original vesting schedule set forth in paragraph 2. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

5. A Participant will receive one Share upon the vesting and payment of a Restricted Share Unit.

Taxes
6. All taxes required to be withheld under applicable tax laws in connection with a Restricted Share Unit must be paid by the Participant at the appropriate time under applicable tax laws. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 15(l) of the Plan, but will generally withhold from the Shares to be issued upon payment of the Restricted Share Unit that number of Shares with a fair market value on the vesting date equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include, for Participants subject to taxation in the United States, applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Notwithstanding the foregoing, if the Participant is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company will withhold Shares from the Shares to be issued upon payment of the Restricted Share Unit, as described herein, and will not use the other means set forth in the Plan unless approved by the Committee or in the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Restricted Share Units to vest prior to the stated vesting date set forth in paragraph 2 in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Restricted Share Units; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Restricted Share Units so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.
Beneficiaries
7. If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Restricted Share Units that have not yet vested at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com
8. Beneficiary designations on an approved form will be effective at the time received by the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.
9. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.
10. The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.
11. Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Restricted Share Units upon vesting. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.
12. Should a beneficiary die after the Participant but before the Restricted Share Unit is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Restricted Share Unit, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren,” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

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13. If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.
Adjustments
14. In the event of an Equity Restructuring, the Committee will equitably adjust the Restricted Share Unit as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Restricted Share Unit; and (ii) adjusting the terms and conditions of the Restricted Share Unit. The adjustments provided under this paragraph 14 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.
Repayment/Forfeiture
15. Notwithstanding anything to the contrary herein, pursuant to Section 15(e) of the Plan the Committee has full power and authority, to the extent permitted by governing law, to determine that the Restricted Share Unit will be canceled or suspended at any time prior to a Change in Control: (i) if the Participant, without the consent of the Committee, while employed by the Company or a Subsidiary or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest (other than an interest of up to 5% in a publicly traded company or any other nonsubstantial interest, as determined by the Committee) in any business that is in competition with the Company or any Subsidiary; (ii) in the event of the Participant’s willful engagement in conduct which is injurious to the Company or any Subsidiary, monetarily or otherwise; (iii) in the event of an Executive Officer’s misconduct described in Section 15(f) of the Plan; or (iv) in order to comply with applicable laws as described in Section 15(h) of the Plan.
Further, as an additional condition of receiving the Restricted Share Unit, the Participant agrees that the Restricted Share Unit and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Unit for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.
Miscellaneous Provisions
16. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any local, state, federal or foreign securities or exchange control law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any local, state, federal or foreign administrative or regulatory body having jurisdiction over the Company or a Subsidiary.
17. Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of

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descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
18. Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Restricted Share Unit shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.
19. Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.
20. Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.
21. Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.
22. Appendices. Notwithstanding any provisions in the Award Agreement, for Participants residing and/or working outside the United States, the Restricted Share Unit shall be subject to the additional terms and conditions set forth in Appendix A to the Award Agreement and to any special terms and conditions for the Participant’s country set forth in Appendix B to the Award Agreement. Moreover, if the Participant relocates outside the United States or relocates between the countries included in Appendix B, the additional terms and conditions set forth in Appendix A and the special terms and conditions for such country set forth in Appendix B will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitute part of the Award Agreement.
23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Unit and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24. Compliance with Code Section 409A. It is intended that the Restricted Share Right granted pursuant to the Award Agreement be compliant with Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Right granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

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25. Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.
26. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands and agrees to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
27. Governing Law and Venue. As stated in the Plan, the Restricted Share Unit and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Unit will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).
28. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
29. Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.
Acceptance of Award
30. As permitted by Section 15(c) of the Plan, receipt of this Restricted Share Unit award is subject to the Participant’s acceptance of the Award and the terms of this Award Agreement and the Plan through Merrill Lynch’s OnLine® website www.benefits.ml.com and/or through such other procedures as may be required by the Company (Participant’s “Acceptance”). To avoid forfeiture of the Award, the Participant must provide such Acceptance within 6 months of the grant date of the Award. The date as of which the Participant’s Restricted Share Unit award shall be forfeited, if the Participant has not provided such Acceptance, will generally be set forth in the Participant’s account at Merrill Lynch’s OnLine® website. If the Participant does not provide Acceptance within this 6 month period, the Award will be cancelled in accordance with any administrative procedures adopted under the Plan.
Performance Feature
31. If the vesting of a Restricted Share Unit is subject to a performance condition, the following additional terms and conditions will apply to that Award:

•	The Participant will have the right to receive from 0% to 200% of the number of Shares indicated on the grant date, based on achievement of performance goals established by the Committee for that Award.
•	The performance period is three years. Attainment of performance goals for the three-year period will be determined or certified, as applicable, by the Committee on a date as soon as practicable following the end of the performance period (the “Determination Date”).
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Notwithstanding paragraph 2 of the Award Agreement, the vesting date of the Award shall be the later of the date set forth in paragraph 2 and the Determination Date. To vest in the Award, the Participant must remain employed with the Company or a Subsidiary until such vesting date, except as otherwise set forth in paragraph 4. In any case, except where payment of the Award is made upon a Change in Control within the meaning of Treas. Reg. § 1.409A-3(i)(5), in no event will payment of the Award occur outside of the time period set forth in paragraph 2.

•	In the event of termination of the Participant’s employment with the Company (including its Subsidiaries) before the vesting of the Restricted Share Unit by reason of death, disability, retirement or divestiture, each as described in paragraph 4, payment of the Restricted Share Unit will be based on the extent to which the performance objectives established by the Committee have been attained following the end of the performance period.
•	In the event of a Change in Control, the performance feature of the Award will cease to apply and the Award will be converted into a time-based award in accordance with the formula set forth in Section 12(a)(v) of the Plan. The vesting and payment of such Award will then be governed in accordance with paragraph 4.

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APPENDIX A
TO THE HOWMET AEROSPACE INC.
2013 Howmet Aerospace Stock Incentive Plan
Restricted Share Unit Award Agreement
For Non-U.S. Participants

This Appendix A contains additional (or, if so indicated, different) terms and conditions that govern the Restricted Share Units if the Participant resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Global Restricted Share Unit Award Agreement (the “Award Agreement”).
A. Termination. This provision supplements paragraph 3 of the Award Agreement.
The Company will determine when the Participant is no longer providing services for purposes of the Restricted Share Units (including whether the Participant may still be considered to be providing services while on a leave of absence).
B. Responsibility for Taxes. This provision replaces paragraph 6 of the Award Agreement (except if the Participant is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended).
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these Restricted Shares Units, including, but not limited to, the grant, vesting or settlement of Restricted Shares Units, the subsequent sale of Shares acquired pursuant to the Restricted Share Unit and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Restricted Share Units or any aspect of the Restricted Share Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from this Award. Furthermore, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring a cash payment from the Participant; (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, (iii) withholding from the proceeds of the sale of Shares acquired pursuant to the Restricted Share Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); (iv) withholding from the Shares subject to Restricted Share Units; and/or (v) any other method of withholding determined by the Company and permitted by applicable law.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent) or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Shares Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
C.    Nature of Award. In accepting the Restricted Share Units, the Participant acknowledges, understands and agrees that:
     a.    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
     b.    this Award of Restricted Share Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;
     c.    all decisions with respect to future Restricted Share Units or other Awards, if any, will be at the sole discretion of the Company;
     d.    this Award of Restricted Share Units and the Participant’s participation in the Plan shall not create a right to, or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment contract (if any) at any time;
     e.    the Participant’s participation in the Plan is voluntary;
     f.    this Award of Restricted Share Units and the Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
    g.    this Award of Restricted Share Units and the Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
     h.    the future value of the Shares subject to the Restricted Share Units is unknown, indeterminable and cannot be predicted with certainty;
     i.    unless otherwise agreed with the Company, Restricted Share Units and the Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
     j.    no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award of Restricted Share Units resulting from termination of the Participant’s employment and/or service relationship (for any reason whatsoever and regardless of whether later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
     k.    unless otherwise provided in the Plan or by the Company in its discretion, this Award of Restricted Share Units and the benefits under the Plan evidenced by this Award Agreement do not create any entitlement to have this Award of Restricted Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

     l.    neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Share Units or of any amounts due to the Participant pursuant to the Restricted Share Units or the subsequent sale of any Shares acquired under the Plan.
D. Data Privacy. Howmet’s Employee Data Protection/Privacy Notice applies to the processing and transfer of the Participant’s personal data. The notice may be found here: Howmet Employee Data Protection/Privacy Notice. The Participant can also request a copy of the notice via email at privacy@howmet.com.
E. Retirement. Notwithstanding paragraph 4 of the Award Agreement, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable treatment applicable to the Restricted Share Units pursuant to paragraph 4 being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of the Participant’s retirement, and the Restricted Share Units will be treated as set forth in the remaining provisions of paragraph 4 of the Award Agreement.
F. Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of the Award Agreement. Furthermore, if the Participant has received this Award Agreement, or any other document related to this Award of Restricted Share Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
G. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell, or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., Restricted Share Units), or rights linked to the value of Shares, during such times as he or she is considered to have “inside information” regarding the Company (as defined by applicable laws or regulations in the applicable jurisdictions, including the United States and the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should consult his or her personal advisor on this matter.
H. Foreign Asset/Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Participant should consult his or her personal legal and tax advisors, as applicable, to ensure the Participant’s compliance.

APPENDIX B
TO THE HOWMET AEROSPACE INC.
2013 Howmet Aerospace Stock Incentive Plan
Restricted Share Unit Award Agreement
For Non-U.S. Participants
Capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and the Global Restricted Share Unit Award Agreement (the “Award Agreement”).
Terms and Conditions
This Appendix B includes special terms and conditions that govern Restricted Share Units if the Participant resides and/or works in one of the countries listed below.
If the Participant is a citizen or resident of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the grant of Restricted Share Units or is considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to the Participant.
Notifications
This Appendix B also includes information regarding exchange controls, tax and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than the country in which the Participant currently works and/or resides, or if the Participant transfers to another country after the grant of the Restricted Share Unit, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.
AUSTRALIA
Terms and Conditions
Australia Offer Document. The grant of Restricted Share Units is intended to comply with the provisions of the Corporations Act, 2001, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document to Australian resident employees, which is being provided to the Participant with the Award Agreement.
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf. If there is no Australian bank involved in the transfer, the Participant will be responsible for filing the report.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
AUSTRIA
Notifications
Exchange Control Information. If the Participant holds Shares obtained through the Plan outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given.
When Shares are sold or cash dividends or dividend equivalent payments are received, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad meets or exceeds a certain threshold, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth of the following month.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. If the Participant is a Belgian resident, the Participant is required to report any bank accounts opened and maintained outside of Belgium (e.g., brokerage accounts opened in connection with the Plan) on his or her annual tax return. In a separate report, the Participant is required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Participant should consult with his or her personal tax advisor to determine his or her personal reporting obligations.
BRAZIL
Terms and Conditions
Compliance with Law. By accepting the Restricted Share Units, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Restricted Share Units, the sale of the Shares acquired under the Plan and the receipt of any dividends.
Acknowledgement of Nature of the Grant. This provision supplements paragraph C “Nature of Award” of Appendix A:
By accepting the Restricted Share Units, the Participant agrees that he or she is making an investment decision, the Shares will be issued to the Participant only if the vesting conditions are met and any necessary services are rendered by the Participant over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.
Notifications
Exchange Control Information. If the Participant is a resident of or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of the assets and rights is equal to or greater than US$100,000. If such amount exceeds US$100,000,000, the declaration must be submitted quarterly. Assets and rights that must be reported include Shares acquired under the Plan.

Tax on Financial Transactions (IOF). Repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.
CANADA
Terms and Conditions
Award Settled Only in Shares. Notwithstanding any discretion in the Plan, the Award of Restricted Share Units shall be settled in Shares only. The Participant is not entitled to receive a cash payment pursuant to the Award.
Termination of Service. The following provision replaces paragraph A “Termination” of Appendix A:
For purposes of the Restricted Share Units, in the event of termination of the Participant’s employment relationship (whether or not in breach of local labor laws), except as otherwise expressly set forth in the Award Agreement, the Participant’s right to vest in the Restricted Share Unit award under the Plan, if any, will terminate effective as of the earlier of (i) the date upon which the Participant is no longer actively employed or (ii) the date upon which the Participant receives written notice of termination from the Company or the Employer. The Company shall have the exclusive discretion to determine when the Participant is no longer actively employed or when the Participant has received notice of such termination for purposes of the Restricted Share Unit award. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Restricted Share Unit award under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.
The Following Provisions Apply for Participants Resident in Quebec:
Consent to Receive Information in English. The Participant acknowledges that it is the express wish of the parties that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de Conditions d’attribution, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements paragraph D “Data Privacy” of Appendix A:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Subsidiary to record such information and to keep such information in the Participant’s Employee file.
Notifications
Securities Law Information. The Participant acknowledges that he or she is permitted to sell the Shares acquired under the Plan through the designated broker appointed by the Company, provided the sale of the Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed (i.e., the NYSE).

Foreign Asset/Account Reporting Information. Canadian residents are required to report to the tax authorities certain foreign property (included Restricted Share Units) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Restricted Share Units must be reported—generally at a nil cost—if the C$100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Participant should consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
Terms and Conditions
The following terms and conditions will apply to Participants who are subject to exchange control restrictions and regulations in the People’s Republic of China (“the PRC”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
Award Conditioned on Satisfaction of Regulatory Obligations. Notwithstanding anything to the contrary in the Award Agreement, settlement of the Restricted Share Units is conditioned on the Company’s obtaining a registration of the Plan with SAFE and on the continued effectiveness of such registration (the “SAFE Registration Requirement”). If or to the extent the Company is unable to complete the registration or maintain the registration, no Shares subject to the Restricted Shares Units for which a registration cannot be completed or maintained shall be issued. In this case, the Company retains the discretion to settle any Restricted Share Units for which the vesting conditions, but not the SAFE Registration Requirement, have been met in cash paid through local payroll in an amount equal to the market value of the Shares subject to the Restricted Share Units less any Tax-Related Items.
Shares Must Remain With Company’s Designated Broker. The Participant agrees to hold any Shares received upon settlement of the Restricted Share Units with the Company’s designated broker until the Shares are sold. The limitation shall apply to all Shares issued to the Participant under the Plan, whether or not the Participant remains employed with the Company or its Subsidiaries.
Forced Sale of Shares. The Company has the discretion to arrange for the sale of the Shares issued upon settlement of the Restricted Share Units, either immediately upon settlement or at any time thereafter. In any event, if the Participant’s employment is terminated, the Participant will be required to sell all Shares acquired upon settlement of the Restricted Share Units within such time period as required by the Company in accordance with SAFE requirements. Any Shares remaining in the brokerage account at the end of this period shall be sold by the broker (on behalf of the Participant and the Participant hereby authorizes such sale). The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for the sale of Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. The Participant understands and agrees that the Participant will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan and any cash dividends paid on such Shares. The Participant further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or a Subsidiary), and the Participant hereby consents and agrees that any sale proceeds and cash dividends may be transferred to such special account by the

Company (or a Subsidiary) on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account.
The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company (or its Subsidiaries) are under no obligation to secure any particular exchange conversion rate and that the Company (or its Subsidiaries) may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Administration. The Company (or its Subsidiaries) shall not be liable for any costs, fees, lost interest or dividends or other losses that the Participant may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement, the Award in accordance with any applicable laws, rules, regulations and requirements.
Notifications
Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities (including Shares acquired under the Plan), as well as details of any economic transactions conducted with non-Chinese residents.
CZECH REPUBLIC
Notifications
Exchange Control Information. Upon request of the Czech National Bank (the “CNB”), the Participant may be required to report the following to the CNB: foreign direct investments, financial credits from abroad, investment in foreign securities and associated collection of payments (Shares and proceeds from the sale of Shares may be included in this reporting requirement). The Participant may need to report the following even in the absence of a request from the CNB: foreign direct investments with a value of CZK 2,500,000 or more in the aggregate or other foreign financial assets with a value of CZK 200,000,000 or more.
Because exchange control regulations change frequently and without notice, the Participant should consult his or her personal legal advisor prior to the sale of Shares to ensure compliance with current regulations. It is the Participant’s responsibility to comply with Czech exchange control laws, and neither the Company nor any Subsidiary will be liable for any resulting fines or penalties.
FRANCE
Terms and Conditions
Language Consent. By accepting the Restricted Share Units and the Award Agreement, which provides for the terms and conditions of the Restricted Share Units, the Participant confirms having read and understood the documents relating to this Award (the Plan and the Award Agreement, including the Appendices) which were provided to the Participant in English. The Participant accepts the terms of those documents accordingly.
En acceptant l’Attribution d’Actions Attribuées et ce Contrat d’Attribution qui contient les termes et conditions des Actions Attribuées, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution, ainsi que les Annexes) qui ont été transmis au Participant en langue anglaise. Le Participant accepte ainsi les conditions et termes de ces documents.

Notifications
Tax Information. The Restricted Share Units are not intended to be French tax-qualified awards.
Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. Further, French residents with foreign account balances exceeding prescribed amounts may have additional monthly reporting requirements. The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations. Failure to complete this reporting triggers penalties for the resident.
GERMANY
Notifications
Exchange Control Information. If the Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of any dividends or dividend equivalent payments, such payment must be reported monthly to the German Federal Bank (Bundesbank).  The Participant is responsible for the reporting obligation and should file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the report (“Allgemeines Meldeportal Statistik”) can be accessed via Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
Foreign Asset/Account Reporting Information. If the Participant’s acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, the Participant will need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds €150,000, or (ii) in the unlikely event the Participant holds Shares exceeding 10% of the Company’s total common stock.
HONG KONG
Terms and Conditions
Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. The Restricted Share Units and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its Subsidiary or affiliates. The Award Agreement, including this Appendix B, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Employer, the Company or any Subsidiary or affiliate and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix B, the Plan or any other incidental communication materials, he or she should obtain independent professional advice.
Form of Settlement. Restricted Share Units granted to employees resident in Hong Kong shall be paid in Shares only. In no event shall any of such Restricted Share Units be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.
Settlement of Restricted Share Units and Sale of Shares. This provision supplements paragraph 5 of the Award Agreement.
Shares received under the Plan are accepted as a personal investment. In the event the Participant’s Restricted Share Units vest and Shares are issued to the Participant within six months of the grant date, the Participant agrees that he or she will not offer to the public or otherwise dispose of any Shares acquired prior to the six-month anniversary of the grant date.

HUNGARY
There are no country-specific provisions.
INDIA
Notifications
Exchange Control Information. Indian residents are required to repatriate to India all proceeds received from the sale of Shares within 90 days of receipt and any dividends or dividend equivalent payments within 180 days of receipt, or within such other period of time as may be required under applicable regulations and to convert the proceeds into local currency. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Participant’s annual tax return. The Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard as significant penalties may apply in the case of non-compliance with foreign asset/account reporting requirements and because such requirements may change.
ITALY
Terms and Conditions
Plan Document Acknowledgment. In accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix B.
The Participant further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Award Agreement: paragraph 27 (“Governing Law and Venue”) of the Award Agreement; paragraph B (“Responsibility for Taxes”), paragraph C (“Nature of Award”), paragraph D (“Data Privacy”), and paragraph F (“Language”) of Appendix A to the Award Agreement.
Notifications
Foreign Asset/Account Reporting Information. If the Participant is an Italian resident and, during any fiscal year, holds investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if the Participant is the beneficial owner of such an investment or asset even if the Participant does not directly hold the investment or asset), the Participant is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).
JAPAN
Notifications
Foreign Asset/Account Reporting Information. The Participant will be required to report details of any assets held outside of Japan as of December 31 (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the

Participant and whether the Participant will be required to report details of any outstanding Restricted Share Units, Shares or cash held by the Participant in the report.
KOREA
Notifications
Foreign Asset/Account Reporting Information. If the Participant is a Korean resident, the Participant must declare all of his or her foreign financial accounts (including any brokerage account) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies.
MEXICO
Terms and Conditions
Policy Statement. The Award of Restricted Share Units is a unilateral and discretionary award and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with offices at 201 Isabella Street, Suite 200, Pittsburgh, Pennsylvania 15212-5872, United States of America, is solely responsible for the administration of the Plan, and participation in the Plan and the Award of the Restricted Share Units does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is one of the following companies: COMERCIALIZADORA ALUMAX EXTRUSIONS MEXICO S.A. DE C.V., Howmet Fastening Systems Mexico II S de RL de CV, Howmet Mexico Casting Center Services S de RL de CV, HOWMET SERVICES DE MEXICO, S. DE R.L. DE C.V. or Howmet Wheel Services Mexico S de RL de CV, a Mexican Subsidiary, nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the Restricted Share Units, the Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Award Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Award Agreement, including the Appendices.
In addition, the Participant expressly approves that: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company nor any Subsidiary is responsible for any decrease in the value of the Shares acquired upon vesting of the Restricted Share Units.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plan and therefore grant a full and broad release to the Employer, the Company and its other Subsidiaries with respect to any claim that may arise under the Plan.
Spanish Translation
Declaración de Política.
El Otorgamiento de Unidades de Acciones Restringidas es un otorgamiento unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier tiempo, sin responsabilidad alguna.
La Compañía, con oficinas registradas ubicadas en 201 Isabella Street, Suite 200, Pittsburgh, Pennsylvania 15212-5872, United States of America, es únicamente responsable de la administración del Plan, y la participación en el Plan y el Otorgamiento de Unidades de Acciones Restringidas no establecen, de forma alguna, una relación de trabajo entre el Participante y la Compañía, ya que el Participante está participando en el Plan sobre una base comercial y el único patrón es COMERCIALIZADORA ALUMAX EXTRUSIONS MEXICO S.A. DE C.V., Howmet Fastening Systems Mexico II S de RL de CV, Howmet Mexico Casting Center Services S de RL de CV, HOWMET SERVICES DE MEXICO, S. DE R.L. DE C.V. o Howmet Wheel Services Mexico S de RL de CV, una Afiliada Mexicana, y tampoco establece ningún derecho entre usted y el Patrón.
Reconocimiento del Documento del Plan.
Al aceptar el Otorgamiento de las Unidades de Acciones Restringidas, el Participante reconoce que ha recibido copias del Plan, ha revisado el Plan y los Términos del Otorgamiento en su totalidad y que entiende y acepta completamente todas las disposiciones contenidas en el Plan y en los Términos del Otorgamiento, incluyendo los Apéndices.
Adicionalmente, el Participante aprueba expresamente que (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan se ofrecen por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, cualquier Filial y el Patrón no son responsables por cualquier disminución en el valor de las Acciones adquiridas al momento de tener derecho en relación con las Unidades de Acciones Restringidas.
Finalmente, el Participante declara que no se reserva ninguna acción o derecho para interponer una reclamación o demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, por lo tanto, otorga el más amplio y total finiquito al Patrón, la Compañía y sus Filiales en relación con cualquier reclamación demanda que pudiera surgir de conformidad con el Plan.
MOROCCO
Terms and Conditions
Settlement. The following provision replaces paragraph 5 of the Award Agreement:
Due to exchange control restrictions in Morocco, the Company will settle the Restricted Share Units by delivering to the Participant, through local payroll, the cash equivalent of Shares upon vesting of the Restricted Share Units. The cash payment will equal the number of vested Restricted Share Units multiplied by the value of one Share on the vesting date, subject to the satisfaction of any applicable withholding obligations for Tax-Related Items. References in this Award Agreement to Shares issuable in connection with the Restricted Share Units will include the issuance of its cash equivalent pursuant to this provision.
NETHERLANDS
There are no country-specific provisions.
POLAND
Notifications
Exchange Control Information. The Participant acknowledges that any transfer of funds in excess of PLN 15,000 into or out of Poland must be affected through a bank account in Poland. The Participant understands that he or she is required to store all documents connected with any foreign exchange transactions the Participant engages in for a period of five years, as measured from the end of the year in which such transaction occurred.
Foreign Asset/Account Reporting Information. If the Participant maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, he or she will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the

National Bank of Poland. The Participant should consult with his or her personal legal advisor to determine whether he or she will be required to submit reports to the National Bank of Poland.
SINGAPORE
Terms and Conditions
Sale Restriction. The Participant agrees that any Shares acquired pursuant to the Restricted Share Units will not be offered for sale in Singapore prior to the six-month anniversary of the grant date unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).
Notifications
Securities Law Information. The grant of Restricted Share Units is being made to the Participant in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. If the Participant is a director, associate director or shadow director of the Company’s Singapore Subsidiary or affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Subsidiary or affiliate in writing when the Participant receives an interest (e.g., a grant of Restricted Share Units, the acquisition of Shares under the Plan, etc.) in the Company or any Subsidiary or affiliate. In addition, the Participant must notify the Company’s Singapore Subsidiary or affiliate when the Participant sells Shares or shares of the Company or its Subsidiary or affiliate (including when the Participant sells Shares issued upon vesting and settlement of the Restricted Share Units). These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Company or any Subsidiary or affiliate or (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Share Units or when Shares acquired under the Plan are subsequently sold). In addition, a notification of the Participant’s interests in the Company or any Subsidiary or affiliate must be made within two business days of becoming a director, associate director or shadow director.
SOUTH AFRICA
Terms and Conditions
Responsibility for Taxes. The following supplements paragraph B “Responsibility for Taxes” of Appendix A:
By accepting the grant of Restricted Share Units, the Participant agrees that, immediately upon vesting and settlement of the Restricted Share Units, the Participant will notify the Employer of the amount of any gain realized. If the Participant fails to advise the Employer of the gain realized upon vesting and settlement, the Participant may be liable for a fine. The Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.
Notifications
Exchange Control Information. Because no transfer of funds from South Africa is required in connection with the Restricted Share Units, no filing or reporting requirements should apply when the Restricted Share Units are granted or when Shares are issued upon vesting and settlement of the Restricted Share Units. However, because the exchange control regulations are subject to change, the Participant should consult the Participant’s personal advisor prior to vesting and settlement of the Restricted Share Units to ensure compliance with current regulations. The Participant is responsible for ensuring compliance with all exchange control laws in South Africa.

Securities Law Acknowledgement. In compliance with South African Securities Law, the Participant acknowledges that the Participant has been notified that the documents related to the Plan are available for the Participant’s review on the Company’s public site or intranet site, as applicable.
SPAIN
Terms and Conditions
No Entitlement for Claims or Compensation. The following provisions supplement paragraph A “Termination” of Appendix A.
By accepting the Restricted Share Units, the Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan acknowledges that the Participant has read and specifically accepts the vesting and termination conditions in the Award Agreement.
The Participant understands and agrees that, as a condition of the grant of the Restricted Share Units, if the Participant’s employment terminates, unless otherwise provided in the Award Agreement or by the Company, that the Participant will not be entitled to continue vesting in any RSUs upon cessation of the Participant’s employment or service and any unvested Restricted Share Units shall be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Share Units under the Plan to individuals who may be Employees of the Company or a Subsidiary. The decision is limited and entered into based upon the express assumption and condition that any Restricted Share Units will not economically or otherwise bind the Company or any Subsidiary, including the Employer, on an ongoing basis, other than as expressly set forth in the Award Agreement. Consequently, the Participant understands that the Restricted Share Units are granted on the assumption and condition that the Restricted Share Units shall not become part of any employment or service agreement (whether with the Company or any Subsidiary, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of Restricted Share Units, which is gratuitous and discretionary, since the future value of the Restricted Share Units and the underlying Shares is unknown and unpredictable. The Participant also understands that the grant of Restricted Share Units would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Restricted Share Unit and any right to the underlying Shares shall be null and void.
Notifications
Securities Law Information. A Restricted Share Unit is not considered to be a security under Spanish law. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the Restricted Share Units. No public offering prospectus has been nor will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Award Agreement constitute a public offering prospectus and they have not been, nor will they be, registered with the CNMV.
Exchange Control Information. To participate in the Plan, the Participant must comply with exchange control regulations in Spain. The acquisition of Shares upon vesting of the Restricted Share Units and subsequent sales of Shares must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”).

Because the Participant will not purchase or sell the Shares through the use of a Spanish financial institution, the Participant must make the declaration himself or herself by filing a Form D-6 with the DGCI. Generally, the Form D-6 must be filed each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold, in which case, the filing is due within one month after the sale.
In addition, the Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Participant by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.
Foreign Asset/Account Reporting Information. The Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Further, to the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000 or if the Participant sells or otherwise disposes of any previously-reported Shares or accounts.
SWITZERLAND
Notifications
Securities Law Information. Because the offer of the Restricted Share Units is considered a private offering in Switzerland; it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Restricted Share Units (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following supplements paragraph B “Responsibility for Taxes” of Appendix A:
Without limitation to paragraph B “Responsibility for Taxes” of Appendix A, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will have to pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a Director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable. The Participant agrees to report and pay any income tax due on this additional benefit directly to HMRC under the self-assessment regime and to pay the Employer for the value of the employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in the Award Agreement, including the Appendices.